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                                                                   Exhibit 4.13

                               SECURITY AGREEMENT

                       CIRCLE CREEK AQUACULTURE VIII, L.P.
                     10.35% COLLATERALIZED CONVERTIBLE NOTES


         1. CREATION OF SECURITY INTEREST. CIRCLE CREEK AQUACULTURE VIII, L.P., a Tennessee Limited Partnership conducting business in Bolivar County, Mississippi (the "Debtor") hereby grants to CHG PROPERTIES, INC., a California corporation (the "Agent") as agent, under that certain Agency Agreement of even date herewith for the holders of that certain series of promissory notes in the original principal amount of up to $700,000 entitled the "10.35% Collateralized Convertible Notes" issued by the Debtor (the "Notes"), a present security interest in the Collateral and its proceeds described in Paragraph 3 of this Agreement.

         2. ATTACHMENT AND OBLIGATION SECURED. This security interest is intended to secure the Debtor's obligation and indebtedness to the holders of the Notes (collectively, the "Secured Party"). The Debtor's obligation and indebtedness to the Secured Party is evidenced by the Notes and includes any further advances to the Debtor by the Secured Party pursuant to the Notes.

         3. DESCRIPTION OF COLLATERAL. The collateral in which this security interest is granted and transferred to the Secured Party is farm products (the "Collateral") described as follows:

          All of the channel catfish raised, fed, fattened, or otherwise held by Debtor, and any additional acquisitions by, but not limited to, natural increase, replacement, or subsequent purchase including, the farm accounts and proceeds arising from the sale of those channel catfish or the products thereof.

         4. LICENSE TO USE ACCOUNTS AND PROCEEDS. Until default shall have occurred as defined in Section 12 below, Debtor may continue to collect the accounts and proceeds arising from the sale of the channel catfish or products thereof described above as part of the Collateral, so long as any cash proceeds received by the Debtor from such accounts or proceeds are used by or for the Debtor to purchase or to otherwise pay for goods, materials or services supplied by or to Debtor in connection with its catfish farming business, the payment of interest and/or principal on such other debt obligations of the Debtor as may be incurred in connection with the Debtor's business, and/or the payment of distributions to the Limited Partners of the Debtor in compliance with the Debtor's Agreement of Limited Partnership.

         5. DEBTOR'S COVENANTS RELATING TO LOAN. The Debtor agrees to pay to the Secured Party the amounts indicated in the Notes specified in this Agreement according to the terms of this Agreement and the obligation described above.

         6. DEBTOR'S WARRANTIES. The Debtor represents and warrants to the Secured Party that Debtor is the full legal and equitable owner of the Collateral, except for the security interest created by this Agreement, and no other lien or security interest enforceable against the Collateral exists. The Debtor also represents and warrants to the Secured Party that the Collateral will, when acquired by the Debtor, be located at that certain approximately 242 acre catfish Farm situated in Bolivar County, Mississippi, as more fully described in Exhibit "A" hereto which is hereby incorporated herein by reference, and that while this Agreement is in effect, Debtor will not remove Collateral from that location except in the ordinary course of Debtor's business of operating a catfish production farm without the prior written consent of the Agent.

                                   EXHIBIT "E"
                                       to
                                   Memorandum


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         7. CARE OF COLLATERAL. The Debtor shall maintain the Collateral in the following manner:

            (a) The Debtor shall keep the Collateral free from any unpaid claims and demands, including rent and taxes, and not allow any interest in the Collateral to be created or transferred, except in the ordinary course of the Debtor's business to or by any third person without the prior written consent of the Agent;

            (b) The Debtor shall keep the Collateral in good condition and health. The Debtor shall care for and attend to the Collateral, and take necessary measures to properly raise, grow, and maintain the Collateral in a manner consistent with the customary course of husbandry practiced in the Bolivar County, Mississippi;

            (c) The Debtor shall at all times keep the Collateral and the proceeds from any authorized disposition of the Collateral identifiable and separate from any other catfish stock belonging to the Debtor or any other party.

            (d) If the value of the Collateral is substantially affected by any event, or the ability to market or dispose of the Collateral is substantially impaired by any event, the Debtor shall notify the Agent immediately. Also, the Debtor shall notify the Agent immediately if the Collateral becomes subject to any impairment that may affect Secured Party's rights and remedies in relation to the Collateral. The notice required by this Paragraph shall be given in the manner set forth in Paragraph 14 of this Agreement.

         8. LIST OF POTENTIAL BUYERS. Pursuant to the Food Security Act of 1985 as codified in Section 1631 of Title 7 of the United States Code, Debtor shall furnish to the Agent the names and addresses of all persons to whom the Debtor may sell any of the Collateral, and all Commission Merchants and Selling Agents, as defined in the Act, to whom Debtor may sell the Collateral or otherwise engage in any transaction relating to it. The lists required under this Paragraph shall be submitted to the Agent within ten (10) days of the execution of this Agreement, and shall thereafter be supplemented with any additional names and addresses of potential buyers, Commissions Merchants, or Selling Agents on the first day of each month this Agreement is in force.

         9. SALE OF COLLATERAL TO PARTY NOT LISTED. Before the sale or contract to sell any part of the Collateral to a person whose name and address has not been provided to the Agent under Paragraph 8, and before any transaction relating to the Collateral conducted between Debtor and a Commission Merchant or Selling Agent, as defined by the Food Security Act of 1985 [7 U.S.C. ss.1631], the Debtor shall give notice of the intended transaction and provide the Agent with the name and address of the person with whom the Debtor intends to contract. Notice under this Paragraph shall be given in the manner provided for in Paragraph 14 of this Agreement, and with sufficient time so that the Agent is notified not less than five (5) days before the transaction.

         10. INSURANCE. During the continuation of this Security Agreement, the Debtor, at the Debtor's own cost and expense, shall keep the Collateral, and all parts thereof, insured against all hazards for the full amount of indebtedness owed to the Agent but only if and to the extent such insurance is customarily obtained by operators of catfish farms in Bolivar County, Mississippi.

         11. INSPECTION BY THE AGENT. The Agent shall have the right, but not the obligation, to enter the premises on which the Collateral is located for the purpose of inspecting the Collateral at any reasonable times and intervals.



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         12. DEFAULT. Any of the following events constitute a default under this Agreement:

             (a) A breach by the Debtor of any of the terms, provisions, covenants, warranties, or representations of this Agreement or of the Notes that this Agreement secures;

             (b) If the Debtor fails to make any payment owed the Agent covered by this Agreement;

             (c) If the Debtor should dissolve, become insolvent or unable to pay debts as they become due, or if a trustee or receiver is appointed to take all or a substantial portion of the Debtor's assets, or if the Debtor makes a general assignment for the benefit of creditors; or

             (d) If there is issued against the Collateral any lien of attachment, execution, tax assessment, or other similar process and it is not released with thirty (30) days of the date of issuance.

         13. REMEDIES ON DEFAULT. If any of the above events of default occur, in addition to the statutory remedies provided under Sections 9501-9505 of the Uniform Commercial Code, the Secured Party may:

             (a) Declare any obligation or indebtedness of the Debtor to the Secured Party secured by this Agreement to be immediately due and payable;

             (b) Enter the Debtor's premises to assemble and take possession of the Collateral;

             (c) Require the Debtor to assemble the Collateral and make its possession available to the Agent on behalf of the Secured Party at a place designated by the Agent that is reasonably convenient to both the Agent and the Debtor;

             (d) Apply the proceeds received from the sale or other disposition of the Collateral on default of the Debtor, in addition to the items specified in the Uniform Commercial Code of the State of Mississippi, to the payment of reasonable attorneys' fees and legal expenses incurred by the Secured Party as a result of the Debtor's default.

         14. NOTICES. Except as otherwise expressly provided by law, any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party by the other party shall be in writing and shall be deemed duly served and given when personally delivered to the party to whom they are directed, or instead of such personal service, when deposited in the United States mail, first-class postage prepaid, addressed to the parties at their respective addresses below. Either party may change its address for the purpose of this Paragraph by giving written notice of the change to the other party in the manner provided in this Paragraph.


If to Debtor:

Circle Creek Aquaculture VIII, L.P.
c/o: George S. Hastings, Jr., General Partner
4307 Central Pike



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Hermitage, Tennessee 37076

If to Agent or the Secured Party:

CHG Properties, Inc.
11545 West Bernardo Court, Suite 100
San Diego, California 92127

         15. TIME OF ESSENCE. Time is of the essence of this Agreement and of each provision contained in it.

         16. EFFECT ON HEIRS AND SUCCESSORS. This Agreement and each of its provisions shall be binding on and shall inure to the benefit of the respective heirs, devisees, legatees, executors, administrators, trustees, successors, and assigns of the parties to this Agreement. Nothing contained in this Paragraph shall be construed as a consent by the Secured Party to any assignment of the Collateral or any interest therein by the Debtor.

         17. AMENDMENTS TO AGREEMENT. This Agreement may be amended only by a writing signed by the party against whom or against whose successors and assigns enforcement of the change is sought.

         18. EFFECT OF PARTIAL INVALIDITY. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any application of the terms and provisions shall not be affected thereby, but shall remain valid and enforceable.

         19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi.

         20. WAIVER. Neither the acceptance of any partial or delinquent payment by the Secured Party nor the Secured Party's failure to exercise any of its rights or remedies on default by the Debtor shall be a waiver of the default, a modification of this Agreement, or a waiver of any subsequent default by the Debtor.

         Executed on ____________________ at ___________________________,
Tennessee.


                                   "DEBTOR"

                                   CIRCLE CREEK AQUACULTURE, VIII, L.P.


                                   By:
                                        ---------------------------------------
                                        GEORGE S. HASTINGS, JR.,
                                        General Partner



                                   By:  Circle Creek AquaCulture, Inc.,
                                        a Tennessee corporation, General Partner



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                                   By:
                                        ---------------------------------------
                                        GEORGE S. HASTINGS, JR., President








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